Exhibit 99.1

The Home Depot Names Helena Foulkes to Its Board of Directors

ATLANTA, September 20, 2013 – The Home Depot®, the world’s largest home improvement retailer, today announced the appointment of Helena B. Foulkes, 49, to the Company’s board of directors. Foulkes will be a member of the Finance and Leadership Development & Compensation Committees. Her appointment gives the Company 11 directors, 10 of whom are independent.

As executive vice president and chief health care strategy and marketing officer for CVS Caremark Corporation (“CVS”), Foulkes brings a wealth of experience in innovative retail marketing strategies, operations and merchandising to The Home Depot board of directors. During her 15-plus years at CVS, Foulkes has served as the company’s executive vice president and chief marketing officer (2009 to 2011), senior vice president of Health Services of CVS/pharmacy (2007 to 2009), senior vice president, Marketing and Operations Services, January to October 2007, and senior vice president, Advertising and Marketing (2002 to 2007). She has also held positions in Strategic Planning, Visual Merchandising and Category Management while at CVS.

“I'm pleased to welcome Helena to our board and look forward to the unique insight she brings from her years of retail experience and leadership,” said Frank Blake, chairman & CEO.

The Home Depot is the world’s largest home improvement specialty retailer, with 2,259 retail stores in all 50 states, the District of Columbia, Puerto Rico, U.S. Virgin Islands, Guam, 10 Canadian provinces and Mexico. In fiscal 2012, The Home Depot had sales of $74.8 billion and earnings of $4.5 billion. The Company employs more than 300,000 associates. The Home Depot’s stock is traded on the New York Stock Exchange (NYSE: HD) and is included in the Dow Jones industrial average and Standard & Poor’s 500 index.

###

For more information, contact:
Financial Community	News Media
Diane Dayhoff	Stephen Holmes
Vice President, Investor Relations	Director, Corporate Communications
770-384-2666	770-384-5075
diane_dayhoff@homedepot.com	stephen_holmes@homedepot.com